EXHIBIT 99.1

DEEP WELL SECURES FINANCING FOR CYCLICAL STEAM STIMULATION PRODUCTION TEST

EDMONTON, ALBERTA - (Marketwire – November 10, 2010) Deep Well Oil & Gas, Inc. (and its subsidiaries –"Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce that it has secured private placement financing for just over U.S.
$ 2 million.

Deep Well successfully closed two equity investments as of November 9, 2010 for U.S. $2,050,000 for 29,285,713 units at a price of U.S. $ 0.07 per unit. Included in these subscriptions are 29,285,713 common shares and purchase warrants for 29,285,713 common shares exercisable at a price of U.S. $ 0.105 per share. The warrants are exercisable for a period of three years.

The majority of the funds are to be used for initiating the Cyclical Steam Stimulation (CSS) test for the well approved by the Energy Resources Conservation Board. The CSS process involves steam injection into a well for a period of up to 30 days, a ”soaking” period, followed by production of heavy oil of up to 40 days or more. This CSS Test is not only to establish the production of heavy oil from the Blue Sky Zone of the Sawn Lake Project but it will also aid in quantifying Deep Well’s reserves.

Deep Well is fully committed to best practices in Environmental Stewardship to assure sustainable development of its in-situ heavy oil holdings.

This press release contains forward-looking statements including, without limitation, the use of proceeds of the private placement. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement. Deep Well Oil & Gas, Inc. (OTCQB Marketplace: DWOG - News)

Contact:
Deep Well Oil & Gas, Inc.
Investor Relations
1 888 - OILSAND (1-888-645-7263)
www.deepwelloil.com